EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera Executive Vice President (816) 781-4500	Liberty, Missouri November 19, 2003

CCSB FINANCIAL CORP. ANNOUNCES EARNINGS

FOR FISCAL YEAR 2003

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net earnings of $157,000 for the fiscal year ended September 30, 2003. This compares to net earnings of $113,000 for the prior year. For the three months ended September 30, 2003, net earnings were $29,000 compared to $32,000 for the same period in the prior fiscal year.

The 38.9% increase in net earnings for the fiscal year was due to higher net interest income resulting from an increase in interest-earning assets while interest-bearing liabilities declined. In addition, the historic decline in interest rates had a positive impact on net interest income. The increase in interest-earning assets and the decrease in interest-bearing liabilities are the result of an infusion of capital from the initial public offering of the Company in January 2003. Net interest income prior to the provision for loan losses increased $257,000, or 11.3%, for the fiscal year.

In addition, noninterest income was comparatively higher primarily as the result of increased gain on sale of loans and increased fee income on transactional deposit accounts. For the fiscal year, higher net interest income and noninterest income was partially offset by higher noninterest expense and a higher provision for loan losses. In the final quarter of the fiscal year, higher noninterest expense offset the increase in net interest income and noninterest income comparative to the final quarter of the prior fiscal year.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company.

Basic and diluted earnings per share were $0.15 based upon the weighted-average shares outstanding during the period of January 8, 2003, to September 30, 2003. Earnings are for the nine months ended September 30, 2003, and earnings for the quarter ended December 31, 2002, are not included. Earnings per share for the prior year are not applicable since the common stock has only been outstanding since January 8, 2003.

At September 30, 2003, CCSB Financial Corp. had total assets of $85.5 million, which is an increase of $7.5 million, or 9.7%, from the prior fiscal year end of September 30, 2002. The increase is attributed to the infusion of cash from the initial public offering, which was primarily used to fund loans and mortgage-backed securities. At September 30, 2003, total stockholder’s equity was $15.0 million, or $15.37 per share.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.